U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      SEC File Number 000-52883
                                                      CUSIP Number 22529R 106

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: March 31, 2014
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I - Registrant Information
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Full Name of Registrant:  Creative Learning Corporation

Former Name if Applicable:  B2 Health, Inc.

Address of Principal Executive Office (Street and Number)

    701 Market St., Suite 113


City, State and Zip Code

    St. Augustine, FL 32095

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The  accountant's  statement or other  exhibit  required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
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      State below in reasonable detail the reasons why the Form 10-K, 20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete its financial statements in sufficient time so as to allow the filing of the report by May 15, 2014.

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Part IV - Other Information
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 (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

              William T. Hart             (303)              839-0061
              -----------------        ---------         ------------------
                  (Name)              (Area Code)       (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                              [X] Yes   [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?        [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          CREATIVE LEARNING CORPORATION
                    ---------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                       CREATIVE LEARNING CORPORATION


Date: May 15, 2014                     By   /s/ Brian Pappas
                                            ----------------------------
                                            Brian Pappas, President



                                    ATTENTION

    Intentional   misstatements  or  omissions  of  fact  constitute   Federal
Criminal Violations (See 18 U.S.C. 1001).